EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Bill The Butcher, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned hereby execute this agreement.

Dated:  June 22, 2011

/s/ Lawrence Biggs
Lawrence Biggs, individually

Montage Venture Group, LLC
By: /s/ Lawrence Biggs
Lawrence Biggs
Manager